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                                                                   EXHIBIT 10.52

                                                                        10-28-98

To:  Bob Klose

Subject:  Employment Opportunity

Dear Bob,

     ADC offers you the position of Chief Operating Officer at ADC commencing on November 9, 1998 or a date to be defined as close to this as practicable to terminating your current position.

     You will be responsible for all production operations, plant and facilities maintenance, product and process quality control, and implementation of tasks outlined on the attached sheet.

     Compensation will be a base of $6,500 per month ($78,000 annual) with a bonus package to reach an annual basis of $100,000 over the first 12 months of employment upon completion of the designated tasks outlined on the attached sheets. Bonuses will be paid when appropriate tasks have been completed.

     You will receive a 250,000 share stock option @ $1.00 per share, vesting over 5 years at 20% per year.

     Vacation time will accrue as earned and you will be able to schedule vacations during 1999 to accomodate your personal plans as long as the schedule fits with ADC's needs. The use of reasonable judgement on both parties is in effect here.

     ADC will accrue your salary for the balance of calendar 1998 and will pay the accrued balance in January, 1999.

     Bob, ADC looks forward to your re-joining our ranks and I know that you will be a positive addition to our management team.

                                       Sincerely,

                                       /s/ Pat Kane
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1.  Various projects to be designed, installed & completed between 11/1/98 -
    10/31/99.

    A. A PC based computer system w/ network to set up acctg. job costing, machine scheduling, data collection, plant security, et al. to accomplish an audit from an established general ledger system. (1) ADC expects to utilize professional assistance from Gary Fox (CPA) or accountants as needed.

    B. Staff, train & direct a 7 x 24 production crew to produce CD's, DVD's, CD-R (printing), diskettes and related fulfillment activities. Machine maintenance & GC are your responsibility as well as plant maintenance.

    C. Review and participate in equipment selection for fulfillment & date processing.

    D. Interact with customers on inventory control of customer owned/provided materials as well as quality issues and scheduling.

    E.  Responsible for plant layout to accomodate growth.

    F.  Plan & implement a screen making facility @ ADC when required.